Contact:   Michael R. Sand,
                  President & CEO
  Dean J. Brydon, CFO
  (360) 533-4747
                  www.timberlandbank.com

Timberland Bancorp Year-to-Date Earnings Up 26% to $3.3 Million for Fiscal 2013
Declares $0.03 per Share Cash Dividend; Non-Performing Assets Decrease; Net Interest Margin Increases

HOQUIAM, WA – July 23, 2013 - Timberland Bancorp, Inc. (NASDAQ: TSBK) (“Timberland” or “the Company”) today reported net income of $876,000 for the quarter ended June 30, 2013, bringing net income for the first nine months of the fiscal year to $3.86 million.  Net income to common shareholders, after adjusting for the preferred stock dividend and the preferred stock discount accretion was $678,000, or $0.10 per diluted common share in the third fiscal quarter of 2013 and $3.32 million, or $0.48 per diluted common share for the first nine months of the fiscal year.

This compares to net income to common shareholders of $1.20 million, or $0.17 per diluted common share, for the quarter ended March 31, 2013 and net income to common shareholders of $1.08 million, or $0.16 per diluted common share, for the quarter ended June 30, 2012.  In the first nine months one year ago, net income to common shareholders was $2.64 million, or $0.39 per diluted common share.

Timberland’s Board of Directors also declared a quarterly cash dividend of $0.03 per common share payable on August 23, 2013 to shareholders of record on August 9, 2013.

“Results for the quarter ended June 30, 2013 included a significant improvement in asset quality with non-accrual and delinquent loans decreasing by 44% during the quarter and 61% year-over-year,” said Michael R. Sand, President and Chief Executive Officer.  “Non-performing assets decreased 22% during the quarter and net interest margin increased from both the prior quarter and year-over-year partly as a result of loans totaling approximately $6 million returning to an accrual basis during the quarter based on their performance.”

“Core earnings remain strong although third quarter net income was impacted by $1.6 million in net charge-offs of which $1.3 million was attributable to the results of the reappraisal of a commercial land parcel in Kitsap County that was acquired through foreclosure during the quarter,” Sand also stated.

Fiscal Third Quarter 2013 Highlights (at or for the period ended June 30, 2013, compared to June 30, 2012, or March 31, 2013):
•	Net income to common shareholders for the first nine months of fiscal 2013 increased 26% to $3.32 million from $2.64 million for the first nine months of fiscal 2012;
•	Earnings per diluted common share for the first nine months of fiscal 2013 increased to $0.48 from $0.39 for the first nine months of fiscal 2012;
•	Total delinquent and non-accrual loans decreased 44% during the quarter and 61% year-over-year;
•	Non-performing assets decreased 22% during the quarter;
•	Net interest margin for the current quarter increased to 3.88% from 3.83% for the preceding quarter;
•	Capital levels remain very strong: Total Risk Based Capital Ratio of 16.42%; Tier 1 Leverage Capital Ratio of 11.55%; Tangible Capital to Tangible Assets Ratio of 11.48%; and
•	Book value per common share increased to $10.98, and tangible book value per common share increased to $10.16 at quarter end.

Timberland Q3 Earnings
July 23, 2013

Capital Ratios and Asset Quality

The Company remains very well capitalized with a total risk-based capital ratio of 16.42%, a Tier 1 leverage capital ratio of 11.55% and a tangible capital to tangible assets ratio of 11.48% at June 30, 2013.

Timberland provisioned $1.39 million to its loan loss allowance during the quarter ended June 30, 2013 compared to $1.18 million in the preceding quarter and $900,000 in the comparable quarter one year ago.  Net charge-offs for the third fiscal quarter of 2013 were $1.57 million compared to $1.63 million for the preceding quarter and $1.56 million for the comparable quarter one year ago.  For the first nine months of fiscal 2013, the provision for loan losses was $2.76 million compared to $2.60 million one year ago.  Timberland’s allowance for loan losses to total loans was 2.00% at June 30, 2013 compared to 2.03% at March 31, 2013 and 2.11 % at June 30, 2012.

Total delinquent loans and non-accrual loans decreased 44% to $13.6 million at June 30, 2013 from $24.2 million at March 31, 2013 and decreased 61% from $34.7 million one year ago.  The non-performing assets to total assets ratio decreased to 4.04% at June 30, 2013 from 5.14% three months earlier and one year ago.

Non-accrual loans decreased 42% to $11.8 million at June 30, 2013 from $20.5 million at March 31, 2013 and 51% from $24.0 million at June 30, 2012.  The non-accrual loans at June 30, 2013 were comprised of 52 loans and 42 credit relationships.  By dollar amount per category: 59% are secured by residential properties; 24% are secured by land and land development properties; 14% are secured by commercial properties; and 3% are secured by residential construction projects.

Other real estate owned (“OREO”) and other repossessed assets increased $283,000 to $15.3 million at June 30, 2013 from $15.0 million at March 31, 2013 and increased $5.3 million from $10.0 million at June 30, 2012.  At June 30, 2013 the OREO portfolio consisted of 51 individual properties.  The properties consisted of commercial real estate properties totaling $6.1 million, land parcels totaling $5.2 million, multi-family properties totaling $2.4 million and single family homes totaling $1.6 million.  During the quarter ended June 30, 2013, OREO properties totaling $1.0 million were sold for a net gain of $42,000.

Balance Sheet Management

Total assets decreased by $5.3 million, or 1%, to $732.8 million at June 30, 2013 from $738.1 million at March 31, 2013.  The decrease in total assets was primarily due to a $3.3 million decrease in cash and cash equivalents and a $1.5 million decrease in net loans receivable.

Liquidity as measured by cash and cash equivalents, CDs held for investment and available for sale investments was 17.7% of total liabilities at June 30, 2013 compared to 17.9% at March 31, 2013 and 18.9% one year ago.

Net loans receivable decreased $1.5 million to $545.3 million at June 30, 2013 from $546.8 million at March 31, 2013.  The decrease was primarily due to decreases of $3.7 million in land loan balances, $3.5 million in one-to four-family loan balances, $831,000 in commercial business loan balances, $742,000 in construction and land development loan balances and a $1.7 million increase in the undisbursed portion of construction loans in process.  These decreases to net loans receivable were partially offset by increases of $6.9 million in commercial real estate loan balances, $1.5 million in multi-family loan balances and $299,000 in consumer loan balances.

Timberland continued to reduce its exposure to land development and land loans.  At June 30, 2013, land development loan balances decreased to $516,000, a 15% decrease year-over-year.  The Bank’s land loan portfolio decreased 23% to $31.7 million at June 30, 2013 compared to one year ago and decreased 10% from March 31, 2013.  The well diversified land loan portfolio consists of 282 loans on a variety of land types including individual building lots, acreage, raw land and commercially zoned properties.  The average loan balance for the entire land portfolio was approximately $112,000 at June 30, 2013.

Timberland Q3 Earnings
July 23, 2013

LOAN PORTFOLIO
	June 30, 2013		March 31, 2013		June 30, 2012
($ in thousands)	Amount	Percent	Amount	Percent	Amount	Percent

Mortgage Loans:
One-to four-family	$104,784	18%	$108,304	19%	$109,624	19%
Multi-family	48,781	8	47,330	8	38,146	7
Commercial	290,240	51	283,307	50	258,545	46
Construction and land
development	38,916	7	39,658	7	48,639	9
Land	31,673	6	35,323	6	41,273	7
Total mortgage loans	514,394	90	513,922	90	496,227	88

Consumer Loans:
Home equity and second
mortgage	31,936	6	32,080	6	34,080	6
Other	6,013	1	5,570	1	6,413	1
Total consumer loans	37,949	7	37,650	7	40,493	7

Commercial business loans	19,557	3	20,388	3	26,052	5
Total loans	571,900	100%	571,960	100%	562,772	100%
Less:
Undisbursed portion of
construction loans in
process	(13,816)		(12,161)		(12,239)
Deferred loan origination
fees	(1,670)		(1,699)		(1,761)
Allowance for loan losses	(11,126)		(11,313)		(11,603)
Total loans receivable, net	$545,288		$546,787		$537,169

CONSTRUCTION AND LAND DEVELOPMENT LOAN COMPOSITION

	June 30, 2013		March 31, 2013		June 30, 2012
($ in thousands)	Amount	Percent of Loan Portfolio	Amount	Percent of Loan Portfolio	Amount	Percent of Loan Portfolio

Custom and owner / builder	$33,502	6%	$32,515	6%	$27,643	5%
Speculative one- to four-
family	1,020	--	1,718	--	2,122	1
Commercial real estate	3,589	1	4,521	1	17,920	3
Multi-family (including
condominium)	289	--	345	--	345	--
Land development	516	--	559	--	609	--
Total construction loans	$38,916	7%	$39,658	7%	$48,639	9%

Timberland originated $54.7 million in loans during the quarter ended June 30, 2013 compared to $58.1 million for the preceding quarter and $63.6 million for the quarter one year ago.  Timberland continues to sell fixed rate one-to four-family mortgage loans into the secondary market for asset–liability management purposes and to generate non-interest income.  During the quarter ended June 30, 2013, $21.5 million fixed-rate one-to four-family mortgage loans were sold compared to $29.0 million for the preceding quarter and $21.2 million for the comparable quarter ended one year ago.

Timberland Q3 Earnings
July 23, 2013

Timberland’s mortgage-backed securities (“MBS”) and other investments decreased $261,000 to $7.3 million at June 30, 2013 from $7.5 million at March 31, 2013, primarily due to prepayments and scheduled amortization.

DEPOSIT BREAKDOWN ($ in thousands)
	June 30, 2013		March 31, 2013		June 30, 2012
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest bearing	$83,043	14%	$80,938	14%	$70,004	12%
N.O.W. checking	152,675	26	152,068	25	149,821	25
Savings	93,161	16	91,790	15	88,210	15
Money market	85,703	14	89,489	15	73,857	13
Certificates of deposit under $100	114,113	19	118,752	20	130,233	22
Certificates of deposit $100 and over	66,179	11	68,548	11	78,241	13
Certificates of deposit – brokered	1,190	--	- -	--	--	--
Total deposits	$596,064	100%	$601,585	100%	$590,366	100%

Total deposits decreased $5.5 million, or 0.9%, to $596.1 million at June 30, 2013, from $601.6 million at March 31, 2013 primarily as a result of a $5.8 million decrease in certificates of deposit account balances and a $3.8 million decrease in money market account balances.  These decreases were partially offset by increases of $2.1 million in non-interest bearing account balances, $1.4 million in savings account balances and $607,000 in N.O.W. account balances.

Total shareholders’ equity increased $703,000 to $89.2 million at June 30, 2013, from $88.5 million at March 31, 2013.  Tangible book value per common share increased to $10.16 at June 30, 2013 from $10.06 at March 31, 2013.

Operating Results

Fiscal third quarter operating revenue (net interest income before provision for loan losses, plus non-interest income excluding OTTI charges and valuation allowances or recoveries on mortgage servicing rights (“MSRs”)), decreased 2% to $8.87 million from $9.02 million for the preceding quarter and 2% from $9.09 million for the comparable quarter one year ago.   Operating revenue increased 1% to $26.76 million for the first nine months of fiscal 2013 from $26.53 million for the comparable period last year.

Net interest income increased 1% to $6.50 million for the quarter ended June 30, 2013 from $6.44 million for the preceding quarter and decreased 2% from $6.63 million for the comparable quarter one year ago.  The net interest margin for the current quarter increased to 3.88% from 3.83% for the preceding quarter and decreased from 3.96% for the comparable quarter one year ago.  The increase in net interest income and the net interest margin was primarily a result of interest income recognized on non-accrual loans that were returned to accrual status during the current quarter.   For the first nine months of fiscal 2013, net interest income increased 1% to $19.33 million from $19.20 million for the first nine months of fiscal 2012.  Timberland’s net interest margin for the first nine months of fiscal 2013 increased to 3.83% from 3.80% for the first nine months of fiscal 2012.

Non-interest income decreased 15% to $2.37 million for the quarter ended June 30, 2013, from $2.78 million in the preceding quarter and increased 1% from $2.34 million for the comparable quarter one year ago.  The $406,000 decrease in non-interest income compared to the preceding quarter was primarily due to a $254,000 decrease in gain on sale of loans and a $221,000 decrease in the valuation recovery on MSRs. The decrease in gains on sale of loans was primarily due to a decrease in the dollar volume of fixed-rate one-to four-family loans sold during the current quarter.  The valuation allowance on MSRs was fully recovered during the quarter ended March 31, 2013, so there was no amount available for recovery during the current quarter.  Year to date, non-interest income increased 8%, to $7.87 million from $7.28 million for the first nine months of fiscal 2012, primarily due to increased gains on sale of loans and an increased valuation recovery of MSRs.

Total operating (non-interest) expenses increased $53,000, or 1%, to $6.24 million for the third fiscal quarter from $6.18 million for the preceding quarter and 2% from $6.10 million for the comparable quarter one year ago.  The increased expenses for the current quarter compared to the preceding quarter were primarily the result of a $90,000 increase in salaries and employee benefits expense, a $42,000 increase in loan administration and foreclosure expense and smaller increases in several other categories.  These increases were partially offset by a $192,000 decrease in OREO and other repossessed assets expense.

Timberland Q3 Earnings
July 23, 2013

Fiscal year-to-date operating expenses decreased $93,000 to $18.80 million from $18.89 million for the first nine months of fiscal 2012.

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank (“Bank”).  The Bank opened for business in 1915 and serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 22 branches (including its main office in Hoquiam).

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future performance.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated, including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our loan loss reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Board of Governors of the Federal Reserve System and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action or require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules including as a result of Basel III; the impact of the Dodd Frank Wall Street Reform and Consumer Protection Act and the implementation of related rules and regulations; our ability to attract and retain deposits;  increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates;  increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common and preferred stock; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management’s beliefs and assumptions at the time they are made.  We undertake no obligation to publicly update or revise any forward-looking statements included in this report or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  We caution readers not to place undue reliance on any forward-looking statements.  We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  These risks could cause our actual results for fiscal 2013 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company’s operations and stock price performance.

Timberland Q3 Earnings
July 23, 2013

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Three Months Ended
($ in thousands, except per share amounts)	June 30,	March 31,	June 30,
(unaudited)	2013	2013	2012
Interest and dividend income
Loans receivable	$7,422	$7,395	$7,842
MBS and other investments	69	70	89
Dividends from mutual funds	5	5	6
Interest bearing deposits in banks	79	82	82
Total interest and dividend income	7,575	7,552	8,019

Interest expense
Deposits	609	650	925
FHLB advances	467	461	466
Total interest expense	1,076	1,111	1,391
Net interest income	6,499	6,441	6,628

Provision for loan losses	1,385	1,175	900
Net interest income after provision for loan losses	5,114	5,266	5,728

Non-interest income
OTTI and realized losses on MBS
and other investments, net	(3)	(25)	(37)
Gain on sale of MBS and other investments	--	--	2
Service charges on deposits	882	827	955
Gain on sale of loans, net	579	833	567
Bank owned life insurance (“BOLI”) net earnings	144	144	146
Valuation recovery (allowance) on MSRs	--	221	(82)
ATM and debit card interchange transaction fees	526	521	564
Other	244	257	226
Total non-interest income, net	2,372	2,778	2,341

Non-interest expense
Salaries and employee benefits	3,176	3,086	3,006
Premises and equipment	739	725	647
Advertising	184	172	173
OREO and other repossessed assets expense, net	313	506	363
ATM	219	196	206
Postage and courier	107	122	124
Amortization of core deposit intangible (“CDI”)	33	32	37
State and local taxes	170	157	159
Professional fees	202	192	217
FDIC insurance	157	128	237
Other insurance	39	43	51
Loan administration and foreclosure	91	49	82
Data processing and telecommunications	319	305	303
Deposit operations	157	129	177
Other	331	342	315
Total non-interest expense	6,237	6,184	6,097

(Statement continued on following page)

Timberland Q3 Earnings
July 23, 2013

	Three Months Ended
	June 30,	March 31,	June 30,
	2013	2013	2012
Income before income taxes	$1,249	$1,860	$1,972
Provision for income taxes	373	582	624
Net income	876	1,278	1,348

Preferred stock dividends	(151)	(207)	(208)
Preferred stock discount accretion	(47)	(126)	(61)
Repurchase of preferred stock at a discount	--	255	--
Net income to common shareholders	$678	$1,200	$1,079

Net income per common share:
Basic	$0.10	$0.18	$0.16
Diluted	0.10	0.17	0.16

Weighted average common shares outstanding:
Basic	6,818,752	6,815,782	6,780,516
Diluted	6,902,497	6,889,504	6,780,516

Timberland Q3 Earnings
July 23, 2013

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Nine Months Ended
($ in thousands, except per share amounts)	June 30,	June 30,
(unaudited)	2013	2012
Interest and dividend income
Loans receivable	$22,231	$23,254
MBS and other investments	216	323
Dividends from mutual funds	22	26
Interest bearing deposits in banks	247	252
Total interest and dividend income	22,716	23,855

Interest expense
Deposits	1,987	3,128
FHLB advances and other borrowings	1,399	1,525
Total interest expense	3,386	4,653
Net interest income	19,330	19,202

Provision for loan losses	2,760	2,600
Net interest income after provision for loan losses	16,570	16,602

Non-interest income
OTTI and realized losses on MBS
and other investments, net	(39)	(190)
Gain on sale of MBS and other investments	--	22
Service charges on deposits	2,657	2,815
Gain on sale of loans, net	2,054	1,722
BOLI net earnings	431	457
Valuation recovery on MSRs	475	144
ATM and debit card interchange transaction fees	1,562	1,621
Other	725	687
Total non-interest income, net	7,865	7,278

Non-interest expense
Salaries and employee benefits	9,376	8,989
Premises and equipment	2,154	1,979
Advertising	533	553
OREO and other repossessed assets expense, net	1,107	1,299
ATM	636	598
Postage and courier	342	381
Amortization of CDI	98	111
State and local taxes	466	460
Professional fees	636	628
FDIC insurance	526	703
Other insurance	133	161
Loan administration and foreclosure	278	615
Data processing and telecommunications	911	918
Deposit operations	450	593
Other	1,152	903
Total non-interest expense	18,798	18,891

(Statement continued on following page)

Timberland Q3 Earnings
July 23, 2013

	Nine Months Ended
	June 30,	June 30,
	2013	2012
Income before income taxes	$5,637	$4,989
Provision for income taxes	1,774	1,551
Net income	3,863	3,438

Preferred stock dividends	(559)	(624)
Preferred stock discount accretion	(236)	(179)
Repurchase of preferred stock at a discount	255	--
Net income to common shareholders	$3,323	$2,635

Net income per common share:
Basic	$0.49	$0.39
Diluted	0.48	0.39

Weighted average common shares outstanding:
Basic	6,816,772	6,780,516
Diluted	6,870,751	6,780,516

Timberland Q3 Earnings
July 23, 2013

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts) (unaudited)	June 30,	March 31,	June 30,
	2013	2013	2012
Assets
Cash and due from financial institutions	$10,757	$11,250	$12,489
Interest-bearing deposits in banks	71,788	74,550	80,499
Total cash and cash equivalents	82,545	85,800	92,988

Certificates of deposit (“CDs”) held for investment, at cost	26,749	26,057	22,781
MBS and other investments:
Held to maturity, at amortized cost	2,892	3,060	3,503
Available for sale, at fair value	4,370	4,463	5,113
FHLB stock	5,502	5,553	5,705

Loans receivable	553,981	554,313	544,708
Loans held for sale	2,433	3,787	4,064
Less: Allowance for loan losses	(11,126)	(11,313)	(11,603)
Net loans receivable	545,288	546,787	537,169

Premises and equipment, net	18,043	18,126	17,723
OREO and other repossessed assets, net	15,314	15,031	9,997
BOLI	16,956	16,812	16,374
Accrued interest receivable	2,015	2,081	2,161
Goodwill	5,650	5,650	5,650
Core deposit intangible	151	184	286
Mortgage servicing rights, net	2,333	2,412	2,150
Prepaid FDIC insurance assessment	--	758	1,415
Other assets	4,967	5,347	6,121
Total assets	$732,775	$738,121	$729,136

Liabilities and shareholders’ equity
Deposits: Non-interest-bearing demand	$83,043	$80,938	$70,004
Deposits: Interest-bearing	513,021	520,647	520,362
Total deposits	596,064	601,585	590,366

FHLB advances	45,000	45,000	45,000
Repurchase agreements	--	549	826
Other liabilities and accrued expenses	2,477	2,456	3,669
Total liabilities	643,541	649,590	639,861
Shareholders’ equity
Preferred stock, $.01 par value; 1,000,000 shares authorized; 12,065 shares, Series A, issued and outstanding – June 30, 2013 and March 31, 2013 16,641 shares, Series A, issued and outstanding – June 30, 2012 Redeemable at $1,000 per share	11,889	11,842	16,168
Common stock, $.01 par value; 50,000,000 shares authorized; 7,045,036 shares issued and outstanding	10,551	10,524	10,500
Unearned shares- Employee Stock Ownership Plan	(1,521)	(1,587)	(1,785)
Retained earnings	68,665	68,198	64,905
Accumulated other comprehensive loss	(350)	(446)	(513)
Total shareholders’ equity	89,234	88,531	89,275
Total liabilities and shareholders’ equity	$732,775	$738,121	729,136

Timberland Q3 Earnings
July 23, 2013

KEY FINANCIAL RATIOS AND DATA	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	June 30,	March 31,	June 30,
	2013	2013	2012

PERFORMANCE RATIOS:
Return on average assets (a)	0.47%	0.69%	0.74%
Return on average equity (a)	3.94%	5.56%	6.09%
Net interest margin (a)	3.88%	3.83%	3.96%
Efficiency ratio	70.31%	67.08%	67.98%

	Nine Months Ended
	June 30,		June 30,
	2013		2012
PERFORMANCE RATIOS:
Return on average assets (a)	0.70%		0.62%
Return on average equity (a)	5.69%		5.24%
Net interest margin (a)	3.83%		3.80%
Efficiency ratio	69.12%		71.34%

	June 30,	March 31,	June 30,
	2013	2013	2012
ASSET QUALITY RATIOS AND DATA:
Non-accrual loans	$11,828	$20,450	$24,018
Loans past due 90 days and still accruing	157	158	945
Non-performing investment securities	2,327	2,264	2,484
OREO and other repossessed assets	15,314	15,031	9,997
Total non-performing assets (b)	$29,626	$37,903	$37,444

Non-performing assets to total assets (b)	4.04%	5.14%	5.14%
Net charge-offs during quarter	$1,572	$1,631	$1,561
Allowance for loan losses to non-accrual loans	94%	55%	48%
Allowance for loan losses to loans receivable, net (c)	2.00%	2.03%	2.11%
Troubled debt restructured loans on accrual status (d)	$18,958	$13,012	$14,579

CAPITAL RATIOS:
Tier 1 leverage capital	11.55%	11.43%	11.59%
Tier 1 risk based capital	15.16%	14.95%	15.58%
Total risk based capital	16.42%	16.21%	16.85%
Tangible capital to tangible assets (e)	11.48%	11.29%	11.52%

BOOK VALUES:
Book value per common share	$10.98	$10.89	$10.38
Tangible book value per common share (e)	10.16	10.06	9.53
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(a)  Annualized
(b) Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets.  Troubled debt restructured loans on accrual status are not included.
(c)  Includes loans held for sale and is before the allowance for loan losses.
(d)  Does not include troubled debt restructured loans totaling $2,491, $10,832 and $9,319 reported as non-accrual loans at June 30, 2013, March 31, 2013 and June 30, 2012, respectively.
(e)  Calculation subtracts goodwill and core deposit intangible from the equity component and from assets.

Timberland Q3 Earnings
July 23, 2013

AVERAGE CONSOLIDATED BALANCE SHEETS:	Three Months Ended
($ in thousands) (unaudited)	June 30,	March 31,	June 30,
	2013	2013	2012

Average total loans	$557,233	$557,426	$548,450
Average total interest-bearing assets (a)	670,242	673,109	669,715
Average total assets	737,787	738,818	733,243
Average total interest-bearing deposits	516,559	518,834	524,250
Average FHLB advances and other borrowings	45,162	45,599	45,818
Average shareholders’ equity	88,935	92,055	88,535

	Nine Months Ended
	June 30,		June 30,
	2013		2012

Average total loans	$556,014		$542,378
Average total interest-bearing assets (a)	673,155		673,049
Average total assets	738,817		734,138
Average total interest-bearing deposits	518,235		526,683
Average FHLB advances and other borrowings	45,470		49,138
Average shareholders’ equity	90,566		87,548

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(a)  Includes loans and MBS on non-accrual status